UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: November 10, 2008
(Date of earliest event reported)
IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
630 Dundee Road
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.
As previously disclosed in the Form 8-K filed on October 21, 2008, the Company concluded that a non-cash impairment charge is required to reduce the carrying value of the goodwill associated with the Company’s Fluid Management Americas subsidiary (a reporting unit within the Company’s Dispensing Segment). The Company determined that the charge is appropriate due to the combination of the recent downturn in capital spending by the customer base and the loss of a major retail customer during the third quarter. In the previously filed Form 8-K, the Company estimated the impairment charge would be between $15 and $35 million. The current estimated impairment charge is $30.1 million ($20.4 million net of tax). The Company is awaiting the completion of certain asset valuations in order to finalize this estimate and, if a further adjustment is necessary, the Company will record this amount during the fourth quarter of 2008.
Additionally, a $1.3 million ($.9 million net of tax) inventory related charge was recorded at the Fluid Management Americas subsidiary.
The effect to the Company’s third quarter earnings as a result of these charges is $0.26 per share. The impairment and inventory charges are reflected in the financial statements contained in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 10, 2008.
While the goodwill impairment charge will reduce reported results under accounting principles generally accepted in the United States of America, it is non-cash in nature and does not affect the Company’s liquidity, cash flows from operating activities, debt covenants, nor have any impact on future operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION
By:	/s/ Dominic A. Romeo
Dominic A. Romeo
Vice President and Chief Financial Officer

November 10, 2008